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                                                                   EXHIBIT 99.11




                 [Vedder, Price, Kaufman & Kammholz Letterhead]







                                              June 24, 2002




ABN AMRO Funds
161 North Clark Street
Chicago, Illinois 60601

Ladies and Gentlemen:

         We are acting as counsel for the ABN AMRO Funds, a Delaware business trust (the "Trust"), in connection with the Trust's filing of a registration statement on Form N-14 (the "Registration Statement") with the Securities and Exchange Commission covering the issuance of shares of beneficial interest, no par value (the "Shares") in the following series: ABN AMRO/Chicago Capital Growth (Class N Shares) and ABN AMRO/TAMRO Small Cap Fund (Class N Shares) (the "Acquiring Funds"), pursuant to the proposed reorganization of the series of shares of the Trust designated as ABN AMRO Growth Fund (Class N Shares) and ABN AMRO Small Cap Fund (Class N Shares) (the "Selling Funds"), as described in the Registration Statement and pursuant to the form of Agreement and Plan of Reorganization by and between the Trust on behalf of the Acquiring Funds and the Selling Funds as filed with the Registration Statement (the "Agreement").

         As counsel to the Trust we have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, and assuming that the Trust's Trust Instrument and the Certificate of Trust, dated September 8, 1993 and filed on September 10, 1993, as amended by the Certificate of Amendment dated February 25, 1998 and filed on March 3, 1998, and the Certificate of Amendment dated September 10, 2001, and the Trust's By-Laws dated September 10, 1993, as amended March 18, 1999, are presently in full force and effect and have not been amended in any respect except as provided above, and that the resolutions adopted by the Board of Trustees of the Trust on June 20, 2002, a Written Consent of the Board of Trustees of the Trust dated September 20, 2001, relating to organizational matters, securities matters and the issuance of the Shares described in the Registration Statement are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Trust is a Delaware business trust validly existing under the laws of the State of Delaware and is authorized to issue an unlimited number of Shares in the Acquiring Funds; and





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(b) Upon further issuance of the Shares in accordance with the Agreement, and assuming that the Trust continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,


                                      /s/ Vedder, Price, Kaufman & Kammholz


                                      VEDDER, PRICE, KAUFMAN & KAMMHOLZ



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